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PROSPECTUS SUPPLEMENT (To Prospectus Dated July 2, 2001)	Rule 424(b)(2) Registration Statement 333-63254

$500,000,000

Southwestern Public Service Company
(an Xcel Energy Inc. Corporation)

Series B Senior Notes, 5.125% due 2006

    We will pay interest on the Series B Senior Notes, 5.125% due 2006, on May 1 and November 1 of each year, commencing May 1, 2002. The notes will mature on November 1, 2006. We may redeem some or all of the notes at any time at the "make-whole" redemption prices described in this prospectus supplement.

    The notes will not be listed on any securities exchange or included in any automated quotation system. Please read the information described under the headings "SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES" in this prospectus supplement and "DESCRIPTION OF DEBT SECURITIES" in the accompanying prospectus for a more detailed description of the terms of the notes.

    The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	99.728%	$498,640,000
Underwriting Discount	.600%	$ 3,000,000
Proceeds to Southwestern Public Service Company (before expenses)	99.128%	$495,640,000

    Interest on the notes will accrue from the date of issuance. Purchasers of notes must pay the accrued interest if they take delivery of the notes after the date of issuance.

    The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes to purchasers through the facilities of The Depository Trust Company on or about October 26, 2001.

LEHMAN BROTHERS
ABN AMRO INCORPORATED	BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.	BNY CAPITAL MARKETS, INC.
COMMERZBANK SECURITIES	TOKYO-MITSUBISHI INTERNATIONAL PLC
WELLS FARGO BROKERAGE SERVICES, LLC	WESTDEUTSCHE LANDESBANK GIROZENTRALE

October 23, 2001

    You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

    Prospectus Supplement

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PROSPECTUS SUPPLEMENT SUMMARY

    The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

THE COMPANY

    We are an operating utility engaged primarily in the generation, transmission, distribution and sale of electricity. We serve approximately 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas. A major portion of our electric operating revenues is derived from operations in Texas.

    We were incorporated in 1921 under the laws of the State of New Mexico. On August 1, 1997, we combined with Public Service Company of Colorado to form New Century Energies, Inc., and we became a wholly-owned subsidiary of New Century Energies, Inc., a registered public holding company under the Public Utility Holding Company Act of 1935. On August 18, 2000, New Century Energies, Inc. merged into Xcel Energy Inc. (formerly named Northern States Power Company). We are now a wholly-owned subsidiary of Xcel Energy Inc. Xcel Energy Inc. is a registered holding company under the Public Utility Holding Company Act of 1935. Our principal offices are located at Tyler at Sixth Street, Amarillo, Texas 79101 and our telephone number is (303) 571-7511.

THE OFFERING

Securities Offered	$500,000,000 principal amount of Series B Senior Notes, 5.125% due 2006 (the "Senior Notes").
Maturity Date	November 1, 2006.
Interest Payment Dates	May 1 and November 1, commencing May 1, 2002.
Ranking	The Senior Notes will be unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness.
Optional Redemption
We may redeem the Senior Notes at any time, at a "make-whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below) plus 25 basis points, plus in each case accrued interest to the redemption date.
Sinking Fund	None.
Use of Proceeds
The net proceeds from the sale of the Senior Notes is estimated to be approximately $495 million. We will add the net proceeds to our general funds and apply them to the repayment of outstanding short-term debt that was issued (1) to redeem and defease prior to maturity $405 million of our outstanding First Mortgage Bonds, with interest rates ranging from 6.50% to 8.50%, in anticipation of restructuring related to deregulation in New Mexico and Texas, and (2) to fund capital expenditures for acquisition of utility property and for construction, extension and improvement of our utility facilities and service.
Trustee	The Chase Manhattan Bank.

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SELECTED FINANCIAL INFORMATION

    In the table below, we provide you with the selected historical financial data of Southwestern Public Service Company. We derived the income statement data below for each of the three years ended December 31, 2000, and the balance sheet data at December 31, 2000, 1999 and 1998, from audited financial statements. We derived the unaudited income statement data for the six-month periods ended June 30, 2001 and 2000 and the unaudited balance sheet data at June 30, 2001 from unaudited financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of financial data. Due to the seasonality of electric sales, interim period results are not necessarily an appropriate base from which to project annual results.

    When you read this selected historical financial information, you should consider reading along with it the historical financial statements and accompanying notes that we have included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2000. You can obtain these reports by following the instructions we provide under "WHERE YOU CAN FIND MORE INFORMATION" on page 1 of the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
		(Dollars in thousands)
Income Statement Data:
Operating revenues	$700,954	$472,875	$1,079,580	$925,937	$951,187
Operating income	$97,081	$99,123	$199,321	$214,173	$231,375
Interest charges and financing costs	$28,813	$31,011	$62,493	$61,435	$58,303
Net income	$46,351	$33,244	$69,492	$102,709	$114,987
	June 30,		December 31,
	2001		2000	1999	1998
	Actual	As adjusted(1)
	(Dollars in thousands)
Balance Sheet Data:
Total assets	$2,316,756	$2,316,756	$2,392,636	$2,222,161	$2,129,864
Long-term debt	$226,682	$721,682	$226,506	$605,875	$530,618
Short-term debt including current maturities	$644,189	$149,189	$674,579	$177,746	$184,275

Total debt	$870,871	$870,871	$901,085	$783,621	$714,893
Mandatorily redeemable preferred stock of subsidiary trust	$100,000	$100,000	$100,000	$100,000	$100,000
Common stockholders' equity	$750,964	$750,964	$751,629	$761,383	$738,220

Total capitalization (includes short-term debt)	$1,721,835	$1,721,835	$1,752,714	$1,645,004	$1,553,113

Percentage of long-term debt to capitalization	13.2%	41.9%	12.9%	36.8%	34.2%

(1)
As adjusted to reflect the issuance of the Senior Notes and the use of the net proceeds to retire approximately $495 million of short-term debt.

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USE OF PROCEEDS

    We will add the net proceeds from the sale of our Senior Notes to our general funds and will apply them to retire short-term debt that was issued (1) to redeem and defease prior to maturity $405 million of our outstanding First Mortgage Bonds, with interest rates ranging from 6.50% to 8.50%, in anticipation of restructuring related to deregulation in New Mexico and Texas, and (2) to fund capital expenditures for acquisition of utility property and for construction, extension and improvement of our utility facilities and service. Our short-term borrowings aggregated approximately $541 million as of September 30, 2001. During the month of September, 2001, the weighted average interest rate of our short-term debt was 3.65%.

RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

	Six Months Ended June 30, 2001
		Year Ended December 31,				4 Months Ended Dec. 31, 1996	Year Ended August 31, 1996
		2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	3.3	2.9	3.5	3.8	3.0	2.6	4.2
Pro Forma Ratio of Earnings to Fixed
Charges	3.4	3.3

    For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits; and (2) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense. The pro forma ratio of earnings to fixed charges reflects the issuance of the Senior Notes and the application of the proceeds to retire $495 million of short-term debt.

SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES

    Please read the following information concerning the Senior Notes in conjunction with the statements under "DESCRIPTION OF DEBT SECURITIES" in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of February 1, 1999, as supplemented, that we have entered into with The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

General

    We will offer $500 million amount of Series B Senior Notes, 5.125% due 2006 as a series of securities under the Indenture. We may, from time to time, without the consent of the existing holders of the Senior Notes, issue additional notes under the Indenture having the same terms as these Senior Notes in all respects, except for the issue date, issue price and the first payment of interest. Any such additional notes will be consolidated with and form a single series with the Senior Notes being offered by this prospectus supplement.

Interest Payments

    The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on November 1, 2006. Each Senior Note will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning

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October 26, 2001. The interest will be payable semi-annually on May 1 and November 1, commencing May 1, 2002. Interest will be paid to the person in whose name the Senior Note is registered at the close of business on the April 15 or October 15 immediately preceding the May 1 or November 1. So long as the Senior Notes are in book-entry only form, we will wire any payments of principal, interest and premium to the depository or its nominee. See "Book-Entry System" in the accompanying prospectus for a discussion of the procedures for payment to the beneficial owners. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Redemption Provisions

    We may redeem the Senior Notes at any time, in whole or in part, at a "make-whole" redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 25 basis points, plus in each case accrued and unpaid interest to the redemption date.

    "Treasury Yield" means, for any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for the redemption date, or (B) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

    "Independent Investment Banker" means Lehman Brothers Inc. or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Reference Treasury Dealer" means (1) each of Lehman Brothers Inc. and any other primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") designated by, and not affiliated with, Lehman Brothers Inc. and their respective successors, provided, however, that if Lehman Brothers Inc. or any of its designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us.

    "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

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    If we elect to redeem less than all the Senior Notes, the Trustee will select, in such manner as it deems fair and appropriate, the particular Senior Notes or portions of them to be redeemed. Notice of redemption will be given by mail not less than 30 days prior to the date fixed for redemption to the holders of Senior Notes to be redeemed.

    The Senior Notes do not provide for any sinking fund.

Form and Denomination

    The Senior Notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company ("DTC") and will be available only in book-entry form. See "BOOK-ENTRY SYSTEM" in the accompanying prospectus. The Senior Notes are available for purchase in denominations of $1,000 and integral multiples thereof.

Same-Day Settlement and Payment

    The underwriters will pay us and settle for the Senior Notes in immediately available funds. We will make all payments of principal and interest in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes will trade in DTC's same-day funds settlement system until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

S–7

UNDERWRITING

    Subject to the terms and conditions set forth in an Underwriting Agreement dated October 23, 2001 (the "Underwriting Agreement"), the form of which was filed as an exhibit to the registration statement under which we are selling the Senior Notes, we have agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the respective amount of Senior Notes set forth opposite its name below:

Underwriter	Principal Amount of Senior Notes
Lehman Brothers Inc.	$275,000,000
ABN AMRO Incorporated	41,250,000
Banc of America Securities LLC	41,250,000
Banc One Capital Markets, Inc.	41,250,000
BNY Capital Markets, Inc	41,250,000
Commerzbank Capital Markets Corp.	15,000,000
Tokyo-Mitsubishi International plc	15,000,000
Wells Fargo Brokerage Services, LLC	15,000,000
Westdeutsche Landesbank Girozentrale	15,000,000

Total	$500,000,000

    The Underwriting Agreement provides that the obligations of the underwriters to purchase the Senior Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and certain other conditions. If any of the Senior Notes are purchased by the underwriters pursuant to the Underwriting Agreement, then all of the Senior Notes must be purchased. Any sales to United States investors by Tokyo-Mitsubishi International plc will be made in accordance with applicable U.S. laws and regulations.

    The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters also may offer the Senior Notes to dealers at this public offering price less a concession not in excess of .350% of the principal amount of the Senior Notes. The underwriters may allow, and the dealers may reallow, a concession not in excess of .200% of the principal amount of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and other selling terms.

    The following table shows the underwriting discounts and commission that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Senior Notes).

Paid by Southwestern Public Service Company
Per Senior Note	.600%

    Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the Senior Notes or that an active market will develop. We do not intend to apply for the Senior Notes to be listed on any national securities exchange or national securities quotation system.

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    The underwriters may overallot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Overallotment involves syndicate sales of Senior Notes in excess of the principal amount of the Senior Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Senior Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Senior Notes made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Senior Notes originally sold by that syndicate member. These activities may cause the price of the Senior Notes to be higher than the price that otherwise would exist in the open market in the absence of such transaction. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

    We estimate that our total expenses for this offering, not including the underwriting discount, will be $470,000.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may contribute to payments that the underwriters may be required to make as a result of these liabilities.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with us or our affiliates.

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PROSPECTUS

SOUTHWESTERN PUBLIC SERVICE COMPANY
DEBT SECURITIES

    We may offer for sale from time to time up to $500,000,000 aggregate principal amount of our unsecured debt securities. We refer to the debt securities being offered by this prospectus as "Debt Securities." We may sell the Debt Securities in one or more series (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers, or (iii) through agents. See "Plan of Distribution." The amount and terms of the sale of a series of Debt Securities will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. That prospectus supplement will include if applicable:

  •
  The names of any underwriters, dealers or agents involved in the distribution of that series of Debt Securities;

  •
  Any applicable commissions or discounts and the net proceeds to us from that sale;

  •
  The aggregate principal amount and offering price of that series of the Debt Securities;

  •
  The rate or rates (or method of calculation) of interest;

  •
  The time or times and place of payment of interest;

  •
  The maturity date or dates; and

  •
  Any redemption terms or other specific terms of that series of Debt Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    The date of this prospectus is July 2, 2001.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the Debt Securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell Debt Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION." We believe we have included all information material to investors but some details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the period ended December 31, 2000, filed with the SEC on March 28, 2001, our Quarterly Report on Form 10-Q for the period ended March 31, 2001, and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement or until we sell all of the securities.

    We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  Southwestern Public Service Company
  Tyler at Sixth Street
  Amarillo, Texas 79101
  (303) 571-7511

FORWARD-LOOKING STATEMENTS

    This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute "forward-looking statements." When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  •
  general economic conditions, including their impact on capital expenditures

  •
  business conditions in the energy industry

  •
  competitive factors

  •
  unusual weather

  •
  changes in federal or state legislation, including the status and implementation of restructuring legislation in Texas and New Mexico, our two primary jurisdictions

  •
  regulation

  •
  the other risk factors listed from time to time by us in reports filed with the Securities and Exchange Commission

    You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business", "Management's Discussion and Analysis" and "Notes to Consolidated Financial Statements" in our Annual Report on Form 10-K, for the year ended December 31, 2000, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "WHERE YOU CAN FIND MORE INFORMATION".

SOUTHWESTERN PUBLIC SERVICE COMPANY

    We are an operating utility engaged primarily in the generation, transmission, distribution and sale of electricity. We serve approximately 390,000 electric customers in portions of Texas, New Mexico, Oklahoma and Kansas. A major portion of our electric operating revenues is derived from operations in Texas.

    We were incorporated in 1921 under the laws of the State of New Mexico. On August 1, 1997, we combined with Public Service Company of Colorado to form New Century Energies, Inc., and we became a wholly-owned subsidiary of New Century Energies, Inc., a registered holding company under the Public Utility Holding Company Act of 1935. On August 18, 2000, New Century Energies, Inc. merged into Xcel Energy Inc. (formerly named Northern States Power Company). We are now a wholly-owned subsidiary of Xcel Energy Inc. Xcel Energy Inc. is a registered holding company under the Public Utility Holding Company Act of 1935.

Recent Developments: Delay in Retail Restructuring

    In April 1999 New Mexico enacted the Electric Industry Restructuring Act of 1999 (the "Restructuring Act"). Pursuant to authority delegated by the Restructuring Act, the New Mexico Public Regulation Commission extended the deadline for implementation of customer choice service in New Mexico from January 1, 2001 to January 1, 2002. In March 2001, the Governor of New Mexico signed into law a five-year delay for the implementation of customer choice. Customer choice is now scheduled for implementation in New Mexico beginning in January 2007.

    The Texas Electric Choice Act (the "Act") was enacted in June 1999, mandating full retail competition in Texas on January 1, 2002. Provisions were included in the Act to deal specifically with our company, recognizing that transmission constraints and market power concerns required a more structured schedule to opening our service area to customer choice. In the recent 2001 legislative session, additional changes were made to the provisions relating to us to actually defer competition in our service area until at least January 1, 2007. This delay only applies to us; other areas of the state will go forward with retail competition in 2002. During the delay period, we will be exempt from most of the requirements of the Act. We will not be required to participate in capacity auctions or the statewide pilot project, and will be not required to achieve corporate separation.

USE OF PROCEEDS

    We will use the net proceeds from the sale of the Debt Securities to retire short-term debt that was issued (1) to redeem prior to maturity our outstanding First Mortgage Bonds in anticipation of restructuring related to deregulation in New Mexico and Texas, and (2) to fund capital expenditures for acquisition of utility property and for construction, extension and improvement of our utility facilities and service. Our short-term borrowings aggregated approximately $621 million as of May 31, 2001. The specific allocation of the proceeds of a particular series of the Debt Securities will be described in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

	Quarter Ended March 31, 2001	Year Ended December 31,
						Transition Period	Year Ended August 31, 1996
		2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	3.7	2.9	3.5	3.8	3.0	2.6	4.2

    For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits;

and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

DESCRIPTION OF DEBT SECURITIES

    The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which the Debt Securities will be issued. These summaries are not complete. The indenture and the form of supplemental indenture have been filed as exhibits to the registration statement. You should read them for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

    We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness.

General

    We may issue the Debt Securities in one or more new series under an Indenture dated February 1, 1999 between us and The Chase Manhattan Bank, as trustee (the "Trustee"). This indenture, as previously supplemented by a supplemental indenture and as to be supplemented by a new supplemental indenture for each series of Debt Securities, is referred to in this prospectus as the "Indenture." The Debt Securities will be unsecured obligations and will rank on a parity with our other existing and future unsecured and unsubordinated indebtedness. We refer in this prospectus to debt securities issued under the Indenture, whether previously issued or to be issued in the future, including the Debt Securities, as the "securities." The amount of securities that we may issue under the Indenture is not limited. The securities may be issued in series up to the aggregate principal amount which may be authorized by us from time to time.

    The Debt Securities may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Debt Securities will specify:

  •
  the title, aggregate principal amount, currency or composite currency and denominations of that series of Debt Securities;

  •
  the price or prices (or method for determining price or prices) at which the Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

  •
  the maturity date(s) of that series of Debt Securities;

  •
  the interest rate(s) (which may be fixed or variable), if any, of that series of Debt Securities;

  •
  the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  •
  the manner of paying principal or interest;

  •
  the place or places where principal and interest will be payable;

  •
  the terms of any mandatory or optional redemption by us, including the terms of any sinking fund;

  •
  the terms of any redemption at the option of the holders;

  •
  whether the Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

  •
  whether the Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depository for any global Debt Security;

  •
  any tax indemnity provisions;

  •
  if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining those payments;

  •
  the portion of principal payable upon acceleration of a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount ("discounted security");

  •
  whether and upon what terms Debt Securities may be defeased;

  •
  any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture;

  •
  provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form;

  •
  the terms, if any, upon which the Debt Securities will be convertible into or exchangeable for other securities or other property of our company or another person; and

  •
  any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States laws or regulations, or advisable in connection with the marketing of the Debt Securities.

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as depository ("Depository"). Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Until it is exchanged in whole or in part for Debt Securities in definitive form, a global Debt Security may not be transferred except as a whole by the Depository to a nominee or a successor depository. (Section 2.12.) See "BOOK-ENTRY ONLY SYSTEM" in this prospectus.

    Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, as specified in the terms of the series. Unless otherwise indicated in the prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000, and bearer Debt Securities will be issued in denominations of $5,000 and integral multiples of $5,000. One or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Debt Securities.

    Unless otherwise indicated in the prospectus supplement, in connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification in a form acceptable to us and in compliance with applicable U.S. laws and regulations. (Section 2.04.)

    Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating to that series of Debt Securities.

    To the extent set forth in the prospectus supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at one of our paying agencies located outside of the United States. During any period necessary to conform to United States tax law or regulations, we will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds to the paying agent upon reasonable notice.

    Registration of transfer of registered Debt Securities may be requested upon surrender of the Debt Securities at any of our agencies maintained for the purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the related coupons will be transferable only by delivery.

    Debt Securities may be issued under the Indenture as discounted securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other applicable considerations will be described in the prospectus supplement relating to the discounted securities.

Certain Covenants

    The Debt Securities will not be secured by any of our properties or assets and will represent unsecured debt. Unless otherwise indicated in the prospectus supplement, the Indenture will not limit the amount of secured or unsecured debt that we may issue.

    Unless otherwise indicated in a prospectus supplement, the covenants contained in the Indenture and the Debt Securities will not afford holders of the Debt Securities special protection in the event of a highly leveraged or other transaction involving our company that may adversely affect holders of the Debt Securities.

Successor Obligor

    Unless otherwise indicated in the prospectus supplement, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, any person, unless:

  •
  the person is organized under the laws of the United States or a state of the United States;

  •
  the person assumes by supplemental indenture all our obligations under the Indenture, the Debt Securities and any coupons;

  •
  all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and

  •
  immediately after the transaction no default (as described below) exists.

    If these conditions are satisfied, then the successor will be substituted for us, and thereafter all our obligations under the Indenture, the Debt Securities and any coupons will terminate. (Section 5.01.)

Exchange of Debt Securities

    Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and maturity date in the authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of our company maintained for that purpose and upon fulfillment of all other requirements of the agent.

    To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and maturity date in the authorized denominations as may be requested upon surrender of the bearer Debt Securities with all related unpaid coupons (except as may otherwise be provided in the Debt Securities) at an agency of our company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07.) As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Payment and Payment Agents

    Principal, interest and premium, if any, on Debt Securities issued in the form of global securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM." Unless we indicate otherwise in the applicable prospectus supplement, interest on Debt Securities that are in the form of certificated securities will be paid by check mailed to the holder at that person's address as it appears in the register for the Debt Securities maintained by the Trustee. Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Debt Securities in the form of certificated securities will be payable by check at the office of the Trustee.

Defaults and Remedies

    Unless otherwise indicated in the applicable prospectus supplement, the following constitute events of default for a particular series of Debt Securities:

  •
  default in any payment of interest on any Debt Securities of that series when due and payable and the default continues for a period of 60 days;

  •
  default in the payment of the principal of any Debt Securities of that series when due and payable at maturity or upon redemption, acceleration or otherwise;

  •
  default in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of that series as required by the resolution establishing such series and the default continues for a period of 60 days;

  •
  default in the performance of any of our other agreements applicable to that series and the default continues for 90 days after the notice specified below;

  •
  specified events of bankruptcy, insolvency or reorganization of our company; or

  •
  any other event of default provided for in the series.

  (Section 6.01.)

    A default in the performance of any of our other agreements applicable to that series is not an event of default until the Trustee or the holders of at least 25% in principal amount of the Debt Securities of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01.) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. Subject to specified limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power. (Section 6.05.) The Trustee may withhold from the holders of Debt Securities of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the holders' interest. (Section 7.04.)

    The Indenture does not have a cross-default provision. Thus, unless otherwise indicated in the applicable prospectus supplement, a default by us on any other debt (including any other series of securities issued under the Indenture) would not constitute an event of default.

Amendments and Waivers

    Unless otherwise indicated in the applicable prospectus supplement, we and the Trustee may modify and amend the Indenture and the Debt Securities from time to time as described below. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the securities, or we may need either the consent or approval of the holders of a majority in principal amount of all outstanding securities affected by the proposed amendment or the consent or approval of each holder affected by the proposed amendment.

    We will not need the consent of any holder for the following types of amendments:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for assumption of our obligations under the Indenture and the securities in the event of a merger or consolidation requiring such assumption;

  •
  to provide that specific provisions of the Indenture not apply to a series of securities not previously issued;

  •
  to create a series and establish its terms;

  •
  to provide for a separate trustee for one or more series; or

  •
  to make any change that does not materially adversely affect the rights of any holder of securities. (Article 10.)

    We will need the consent of the holders of each outstanding security affected, if the proposed amendment would do any of the following:

  •
  reduce the amount of securities whose holders must consent to an amendment or waiver;

  •
  reduce the interest rate or change the time for payment of interest;

  •
  change the fixed maturity of any security;

  •
  reduce the principal of any non-discounted security or reduce the amount of principal of any discounted security that would be due on acceleration;

  •
  change the currency in which principal or interest is payable;

  •
  make any change that materially adversely affects the right to convert any security; or

  •
  waive any default in payment of interest or principal.

    Amendments other than those described in the above paragraphs will require the approval of the holders of a majority in principal amount of the securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the securities of that series.

Legal Defeasance and Covenant Defeasance

    Debt Securities of a series may be defeased in accordance with their terms and, unless otherwise indicated in the applicable prospectus supplement, as described below. At any time we may terminate as to a series all of our obligations (except for specified obligations regarding the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain paying and other agencies for the Debt Securities) with respect to the Debt Securities of that series and any related coupons and the Indenture ("legal defeasance").

    At any time we may terminate as to a series of Debt Securities our obligations under any restrictive covenants which may be applicable to that particular series ("covenant defeasance"). We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an event of default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any restrictive covenant which may be applicable to a particular series so defeased under the terms of the series.

    To exercise either defeasance option as to a series, we must deposit in trust (the "defeasance trust") with the Trustee money or direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in those obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with specified other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes. (Article 8.)

Resignation or Removal of Trustee

    The Trustee may resign at any time by notifying us in writing and specifying the day upon which the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 7.07.)

    The holders of a majority in principal amount of the outstanding securities may remove the Trustee at any time. (Section 7.07.) We may remove the Trustee if the Trustee fails to comply with specific provisions of the Trust Indenture Act of 1939, as amended, or fails to comply with the capital and surplus requirements as set forth in its most recent published report of condition. (Section 7.08.) We may also remove the Trustee if one of the following occurs:

  •
  the Trustee is adjudged a bankrupt or an insolvent;

  •
  a custodian or other public officer takes charge of the Trustee or its property;

  •
  the Trustee becomes incapable of acting;

  •
  or specified events of bankruptcy, insolvency or reorganization of our company occur.

  (Section 7.07.)

Concerning the Trustee

    The Chase Manhattan Bank is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities as well as securities of some of our affiliates.

BOOK-ENTRY SYSTEM

    Each series of Debt Securities offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of Debt Securities. This means that we will not issue certificates for that series of Debt Securities to the holders. Instead, a global security representing that series will be deposited with, or on behalf of, DTC, or its successor as the Depository and registered in the name of the Depository or a nominee of the Depository.

    The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Debt Securities. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

    Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

    Unless otherwise specified in the prospectus supplement, DTC will act as Depository for those Debt Securities issued as global securities. The Debt Securities will be registered in the name of Cede & Co. (DTC's partnership nominee).

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and its Direct or Indirect Participants (collectively, "Participants") are on file with the SEC.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

    Debt Securities of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

  •
  we determine not to require all of the Debt Securities of a series to be represented by a global security and notify the Trustee of our decision.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

    Any underwriters, dealers or agents of any Debt Securities may be Direct Participants of DTC.

LEGAL OPINIONS

    Legal opinions relating to the Debt Securities will be rendered by our counsel, Gary R. Johnson, 800 Nicollet Mall, Suite 3000, Minneapolis, Minnesota, and Hinkle, Hensley, Shanor & Martin, L.L.P., Amarillo, Texas, and by Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a prospectus supplement. Gary R. Johnson is our Vice President and General Counsel and is the beneficial owner of 16,773 shares of common stock of our parent company, Xcel Energy Inc. As to matters of local law, Gary R. Johnson will rely on the opinions of Hinkle, Hensley, Shanor & Martin, L.L.P. Amarillo, Texas, Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, and Foulston & Siefkin L.L.P., Topeka, Kansas. Jones, Day, Reavis & Pogue has acted in the past, and may in the future act, as special counsel to us and our affiliates, including our parent corporation, Xcel Energy Inc.

EXPERTS

    The financial statements and schedule of Southwestern Public Service Company as of December 31, 2000 and 1999 and for the three years then ended are incorporated by reference in this registration statement on Form S-3 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    With respect to the unaudited interim financial information for Southwestern Public Service Company for the quarters ended March 31, 2001 and 2000, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

PLAN OF DISTRIBUTION

    We intend to sell the Debt Securities offered by this prospectus to or through underwriters or dealers, and may also sell the Debt Securities directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of Debt Securities.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of the Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us, will be described in the prospectus supplement.

    Under agreements into which we may enter in connection with the sale of Debt Securities, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

$500,000,000

Southwestern Public Service Company
(an Xcel Energy Inc. Corporation)

Series B Senior Notes, 5.125% due 2006

PROSPECTUS SUPPLEMENT

October 23, 2001

LEHMAN BROTHERS
ABN AMRO INCORPORATED	BANC OF AMERICA SECURITIES LLC
BANC ONE CAPITAL MARKETS, INC.	BNY CAPITAL MARKETS, INC.
COMMERZBANK SECURITIES	TOKYO-MITSUBISHI INTERNATIONAL PLC
WELLS FARGO BROKERAGE SERVICES, LLC	WESTDEUTSCHE LANDESBANK GIROZENTRALE

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PROSPECTUS SUPPLEMENT SUMMARY
THE COMPANY
THE OFFERING
SELECTED FINANCIAL INFORMATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
SUPPLEMENTAL DESCRIPTION OF DEBT SECURITIES
UNDERWRITING

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SOUTHWESTERN PUBLIC SERVICE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES (unaudited)
DESCRIPTION OF DEBT SECURITIES
BOOK-ENTRY SYSTEM
LEGAL OPINIONS
EXPERTS
PLAN OF DISTRIBUTION